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                                                                 EXHIBIT (a)(18)

                           DELAWARE POOLED TRUST, INC.

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION



         DELAWARE POOLED TRUST, INC., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended.

         SECOND: The Articles of Incorporation of the Corporation, as amended and supplemented, are further amended by changing the names of each class of The Real Estate Investment Trust Portfolio series of the Corporation's common stock as follows: by changing the name of the REIT Fund A Class of shares to the Delaware REIT Fund A Class of shares; by changing the name of the REIT Fund B Class of shares to the Delaware REIT Fund B Class of shares; by changing the name of the REIT Fund C Class of shares to the Delaware REIT Fund C Class of shares; and by changing the name of the REIT Fund Institutional Class of shares to the Delaware REIT Fund Institutional Class of shares; and by deleting the old names of such classes from the Articles of Incorporation, as amended and supplemented to date, and inserting in lieu thereof the new names of such classes as changed hereby.

         THIRD: The amendments to the Articles of Incorporation of the Corporation as set forth above have been duly approved by a majority of the entire Board of Directors of the Corporation as required by law and are limited to changes expressly permitted by Section 2-605(a)(4) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

         FOURTH: The amendments to the Articles of Incorporation of the Corporation as set forth above do not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the shares of the series that are the subject of the amendments.

         FIFTH: The Articles of Amendment shall become effective at 9:00 a.m. (Eastern time) on August 16, 1999.

         IN WITNESS WHEREOF, DELAWARE POOLED TRUST, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its Executive Vice President and attested by its Assistant Secretary on this 11th day of August, 1999.

                                                     DELAWARE POOLED TRUST, INC.



                                                By: /s/Richard J. Flannery
                                                       --------------------
                                                       Richard J. Flannery.
                                                       Executive Vice President

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ATTEST:



/s/David P. O'Connor
--------------------
David P. O'Connor
Assistant Secretary


         THE UNDERSIGNED, Executive Vice President of DELAWARE POOLED TRUST, INC., who executed on behalf of said Corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation, the foregoing Articles of Amendment to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.




                                                      /s/Richard J. Flannery
                                                      ----------------------
                                                      Richard J. Flannery
                                                      Executive Vice President